UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 18, 2007

Commission File Number 0-33215

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	87-0617371
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number.)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

(801) 746-3700
(Registrant’s Executive Office Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of New Chief Financial Officer

On January 18, 2007, Caspian Services, Inc., (the “Company”) hired Mr. John Baile as its new Chief Financial Officer. Ms. Makhsuda Sunnatova, who had been serving as the Company’s Chief Financial Officer has accepted another position with the Company. The change in Ms. Sunnatova’s position is not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

Mr. Baile has over 25 years financial and accounting experience. Since August of 2000, Mr. Baile has served as the Asia/ Pacific Finance Director for Dogi International Fabrics. In that position, Mr. Baile was responsible for budget and financial controls, costing systems, IT and reporting and interpreting the result of operations of factories in the Philippines, China and Thailand and sales offices in Hong Kong. Mr. Baile is a Fellow of the Instititute of Chartered Accountants in England and Wales since 1990 and has been a Chartered Accountant since 1979. Mr. Baile earned a Bachelors of Arts degree in French and Spanish from the University of Liverpool in 1976. Mr. Baile is 52 years old. Mr. Baile is not a director or nominee of any SEC reporting issuer.

There are no family relationships among any of the Company’s officers or directors.

The Company entered into an employment agreement with Mr. Baile. Under that agreement, his base salary will be $150,000 net of income and social taxes. He shall be entitled to receive 30 days vacation plus two business class family round-trip airline tickets per year, a relocation allowance (equal to the cost of shipping one shipment of personal effects from their present location to Almaty, Kazakhstan), a temporary living expense allowance, a housing allowance not to exceed $5,000 per month and a one-time furniture allowance of up to $15,000, (the furniture will remain the property of the Company.) The Company will also provide a dedicated driver and vehicle to Mr. Baile and will pay 100% of school fees for Mr. Baile’s children for Kazakhstan-based schooling or 50% of school fees for foreign-based schooling. Mr. Baile will be eligible to participate in medical, dental, disability and other plans the Company offers to its employees. The Company will pay the cost of medical insurance for Mr. Baile and his family. When the Company does not offer a disability plan to its employees, the Company will pay up to 50% of the premium of a personal disability policy for Mr. Baile. Mr. Baile will be entitled to an annual option grant on the anniversary date of his employment with the Company equal to his annual salary divided by the average bid price for the Company’s common stock for the five trading days immediate preceding the anniversary date of his employment. These options shall vest over three years and shall be exercisable within five years of full vesting. At the Company’s discretion, Mr. Baile may be considered for other discretionary stock option grants.

This agreement is terminable upon death or total disability, by the Company for “cause” (as defined) or without cause, or by the employee voluntarily for certain reasons. Upon completion of a three month probationary period, in the event of termination for death, disability, cause or by resignation of Mr. Baile for reasons other than a significant reduction in job duties or compensation or for involuntary relocation, the Company will owe no further payments other than as applicable under disability or medical plans. If Mr. Baile resigns for good reason or if the Company terminates him for any reason other than disability, death or cause, he shall receive severance payments equal to two months salary, restricted stock grants for up to six months and the cost of one shipment of personal effects from Almaty, Kazakhstan to the UK or France.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of Caspian Services, Inc., dated January 23, 2007, regarding the appointment of John Baile as Chief Financial Officer of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Dated: January 22, 2007	By:	/s/ Laird Garrard
Laird Garrard, President

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